EXHIBIT (a)(1)(E)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

InSite Vision Incorporate

at

$0.35 Per Share

by

Thea Acquisition Corp.

a wholly owned subsidiary of

Ranbaxy, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, (THE END OF THE DAY) ON TUESDAY, OCTOBER 27, 2015, UNLESS THE OFFER IS EXTENDED.

September 29, 2015

To Our Clients:

Enclosed for your consideration is an offer to purchase, dated September 29, 2015 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related letter of transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal,” and together with the Offer to Purchase, the “Offer”), relating to an offer by Thea Acquisition Corp., a Delaware corporation (the “Purchaser”), a wholly owned subsidiary of Ranbaxy, Inc., a Delaware corporation (“Ranbaxy”), which is an indirect wholly owned subsidiary of Sun Pharmaceutical Industries Ltd., a company registered and existing in India under the Companies Act, 2013 and the ultimate parent of Ranbaxy and the Purchaser, to purchase all of the outstanding shares of common stock, par value $0.01 per share (each, a “Share” and collectively, the “Shares”), of InSite Vision Incorporated, a Delaware corporation (“InSite”), at a price of $0.35 per Share (the “Offer Price”), net to the holder thereof in cash, without interest and less any applicable withholding tax, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal enclosed herewith.

Holders of Shares whose certificates representing such Shares (“Certificates”) are not immediately available or who cannot deliver their Certificates and all other required documents to the Depositary (as defined in the Offer to Purchase) prior to the expiration of the Offer, or who cannot complete the procedure for book-entry transfer prior to the expiration of the Offer, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase.

We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish to have us tender on your behalf any or all of such Shares held by us for your account, pursuant to the terms and subject to the conditions set forth in the Offer to Purchase.

Your attention is directed to the following:

1.	The Offer price is $0.35 per Share, net to the holder thereof in cash, without interest and less any applicable withholding tax.

2.	The Offer is made for all outstanding Shares.

3.	The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of September 15, 2015, as amended and restated as of September 28, 2015 (as amended and restated, and as it may be further amended or supplemented from time to time, the “Merger Agreement”), by and among InSite, Ranbaxy and the Purchaser. The Merger Agreement provides, among other things, for the making of the Offer by the Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the Delaware General Corporation Law, the Purchaser will merge with and into InSite (the “Merger”), with InSite continuing as the surviving corporation and a wholly owned subsidiary of Ranbaxy.

4.	On September 11, 2015, the InSite Board of Directors resolved, among other things, (i) that the proposal from Sun Pharma continued to constitute a Company Superior Proposal (as defined in the Agreement and Plan of Merger, dated June 8, 2015, as amended and restated on July 16, 2015 and August 26, 2015, by and among InSite, QLT Inc. and Isotope Acquisition Corp. (the “QLT Merger Agreement”)), (ii) that it was in the best interests of InSite and its stockholders and advisable to terminate the QLT Merger Agreement and to enter into the Merger Agreement, (iii) to approve the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, (iv) to authorize and approve the Top-Up Option (as defined in Section 12—“Merger Agreement; Other Agreements” of the Offer to Purchase) and the issuance of Shares in connection with the Top-Up Option, and (v) to recommend that the stockholders of InSite tender their Shares to the Purchaser or Ranbaxy pursuant to the Offer, and, if applicable, approve the adoption of the Merger Agreement and the Merger.

5.	The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, (the end of the day) on Tuesday, October 27, 2015, unless the Offer is extended.

6.	There is no financing condition to the Offer. The Offer is conditioned upon, among other things, (i) the satisfaction of the Minimum Condition (as described below) and (ii) since September 28, 2015, there shall not have occurred any event, change or effect that have had or would have a Material Adverse Effect (as defined in the Merger Agreement) on InSite. The term “Minimum Condition” is defined in the Offer to Purchase and generally requires that the number of Shares validly tendered and not properly withdrawn prior to the expiration of the Offer which, together with the number of Shares (if any) then beneficially owned by Ranbaxy or any of its wholly owned direct or indirect subsidiaries or with respect to which Ranbaxy or any of its wholly owned direct or indirect subsidiaries otherwise have, directly or indirectly, voting power, represents at least a majority of the Shares then outstanding (determined on a fully diluted basis). The Offer is also subject to other conditions set forth in the Offer to Purchase. See Section 15—“Conditions of the Offer” of the Offer to Purchase.

The Offer is being made solely by the Offer to Purchase and the related Letter of Transmittal and any amendments or supplements thereto. The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer, the Purchaser will make a good faith effort to comply with that state statute. If, after a good faith effort, the Purchaser cannot comply with the state statute, the Offer will not be made to, nor will the Purchaser accept tenders from or on behalf of, InSite stockholders in that state. Except as set forth above, the Offer is being made to all holders of Shares. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers to be designated by the Purchaser that are licensed under the laws of such jurisdiction

If you wish to have us tender any or all of the Shares held by us for your account, please instruct us by completing, executing and returning to us the instruction form contained in this letter. If you authorize a tender of your Shares, all such Shares will be tendered unless otherwise specified in such instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

Instructions with Respect to the

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

InSite Vision Incorporated

by

Thea Acquisition Corp.

a wholly owned subsidiary of

Ranbaxy, Inc.

$0.35 Per Share

The undersigned acknowledge(s) receipt of your letter enclosing the offer to purchase, dated September 29, 2015 (as it may be amended or supplemented, the “Offer to Purchase”), and the related letter of transmittal (as it may be amended or supplemented, the “Letter of Transmittal”), pursuant to an offer by Thea Acquisition Corp., a Delaware corporation (the “Purchaser”), a wholly owned subsidiary of Ranbaxy, Inc., a Delaware corporation (“Ranbaxy”), which is an indirect wholly owned subsidiary of Sun Pharmaceutical Industries Ltd., a company registered and existing in India under the Companies Act, 2013 and the ultimate parent of Ranbaxy and the Purchaser, to purchase all of the outstanding shares of common stock, par value $0.01 per share (each, a “Share” and collectively, the “Shares”), of InSite Vision Incorporated, a Delaware corporation (“InSite”), at a price of $0.35 per Share (the “Offer Price”), net to the holder thereof in cash, without interest and less any applicable withholding tax, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal furnished to the undersigned.

Account Number:

Number of Shares to be Tendered*:

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Dated:                     , 2015

SIGN HERE

Signature(s)

Print Name(s)

Address(es)

(Area Code) Telephone No.

Tax Identification or Social Security Number(s)

*	Unless otherwise indicated, it will be assumed that all of your Shares held by us for your account are to be tendered.

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